Exhibit 99.1

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors
mdaniel@bassettfurniture.com

Peter D. Morrison
Vice President of
Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Purchase of Noa Home Inc.

(Bassett, Va.) – September 6, 2022 – Bassett Furniture Industries, Inc. (NASDAQ: BSET) announced today that it has acquired the capital stock of Noa Home Inc. (“Noa”), a mid-priced e-commerce furniture retailer headquartered in Montreal, Canada. Noa has operations in Canada, Australia, Singapore and the United Kingdom and had net revenues of approximately C$19.1 million for its most recent fiscal year. The purchase price included cash payments of C$2.0 million paid to the co-founders of Noa and approximately C$5.7 million for the repayment of existing debt. The Noa co-founders will also have the opportunity to receive additional annual cash payments of C$1.33 million per year for the following three fiscal years based on established increases in net revenues and achieving certain internal EBITDA goals.

“We are excited to add the digital commerce ability and the entrepreneurial spirit of the Noa Home management team to the Bassett portfolio,” commented Rob Spilman, Bassett Chairman and CEO. “In less than six years, with a very lean staffing model, the Noa team has built an operational blueprint that can grow significantly beyond the C$19.1 million of revenue that they generated in their fiscal year ended February 28, 2022. The acquisition will provide Bassett with a greater online presence and will allow us to attract more digitally native consumers.”

Noa was founded in 2016 in Montreal by Jeremy Kopek and Jean-Claude Renaud. Kopek served as Vice President at Canadian furniture retailer Structube from 2005 to 2015, while Renaud founded Quebec based e-commerce site Vie Urbaine in 2010, which was later acquired in 2017. Kopek commented, “Becoming part of Bassett is a great pathway to pursue our original vision of growing Noa into a significant player in the e-commerce furniture world. Access to greater resources will immediately allow us to improve our in-stock position and to expand our Canadian distribution beyond our original eastern Canada footprint.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 92 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the second fiscal quarter of 2022, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions (including, without limitation, the effects on revenue, supply and demand resulting from the duration and extent of the COVID-19 pandemic) and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.